Exhibit 10.1 – Employment Agreement with Chris Neuert

August 31, 2013

Christopher Neuert

RE:  Employment Agreement

Dear Mr Neuert:

We are pleased to offer Christopher Neuert (“You”) the following employment agreement (hereinafter referred to as the “Agreement”) with Compliance & Risk Management Solutions Inc. (hereinafter referred to as “the Company”) under the terms and conditions outline below.

Start Date:  August 31, 2013

Term:  Unless terminated as provided below, this Agreement will be in place for three years the Start Date.   The Company may elect to extend the contract.    Such extension will only be made through written correspondence signed by a duly authorized officer of the Company.

Role & Activities:   Assist the Company is growing out its business plan as well as acting as director, President, Treasurer and Secretary and the completion of the filing of the Company’s S1 registration.

Compensation:    Within thirty (30) days of the date first written above, you will receive 95,000 shares of the Company’s common stock (the “Stock”).   You will be entitled to cash compensation or other Stock compensation as determined and mutually agreed upon by you and the major shareholder of the Company, Mountain Laurel Holdings Inc.  It is understood that you will take no cash compensation until such a time as the Company’s S1 is declared effective and upon the mutual agreement described above.

Use of Office Space:   You have agreed to allow the Company to utilize a part of your office space at 49 Main Street, New Egypt, NJ 08533 until such a time as the Company decides to formalize a rental arrangement.  It is understood that the use of the office space will be allow at no cost to the Company and last till at least three months following the Company’s S1 is declared effective.

Independent Contractor Relationship.

Nothing herein or attached shall be construed to create the relationship of employer and employee between You and The Company.  You recognize, understand and agree that as an independent contractor, (1) you are not entitled to unemployment insurance benefits; (2) you are not entitled to workers compensation benefits; and (3) you are obligated to file federal and state income tax reports on any monies paid pursuant to this arrangement.   You agree to complete the attached W-9 You agree to provide an invoice to the Company in sufficient time to ensure a timely payment to You.

Authority.

Under this Agreement You will have authority to assume or create any obligation, liability, or undertake any responsibility, express or implied on behalf of or in the name of the Company.

Confidential Information and Other Restrictions

Either during or after the term of this Agreement you agree not to communicate, disclose, or utilize for any techniques, plans, designs, programs, customer information or other information not in the public domain pertaining to the business or affairs of the Company or of any of its affiliates.    Information shall not be considered to be in the public domain if revealed or disclosed in contravention of this Agreement or the agreements made between the Company and other parties except in accordance with the company’s privacy notice provisions and in furtherance of your business.  Upon termination of this Agreement you agree to immediately surrender to the Company all originals, software, or computer systems programs, and copies of any other documents and material received by you either from the Company or in connection with your work for the Company while retained under this Agreement.   You shall not retain or deliver to any other entity or person any of the foregoing or a summary or memorandum thereof.

Non-Solicitation.

Agreement Not to Solicit Customers.  You agree that commencing on the date of this Agreement and continuing for a period of one (1) year following the termination of this Agreement, You will not, either directly or indirectly, on your own behalf or in the service of or on behalf of others, (i) divulge to any person the name of a customer or client of the Company, or (ii) solicit or divert, or attempt to solicit or divert, to any  individual or entity which was an actual or actively sought prospective client or customer of the Company.

Agreement Not to Solicit Employees or Other Independent Contractors. You agree that commencing on the date of this letter and continuing for a period of six (6) months following the termination of this Agreement, You will not, either directly or indirectly, on your own behalf or in the service of or on behalf of others, solicit, divert or hire, or attempt to solicit, divert or hire, to any Competing Business in North America  any person employed by the Company or an Affiliate, whether or not such employee is a full-time employee, independent contractor or a temporary employee of the Company or an Affiliate and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will.

Termination. This agreement shall be terminated upon the happening of the earliest of the following events :

(a)           Whenever the Company and Contractor shall mutually agree to termination in writing;
(b)           At the option of the Company at any time; and
(d)           At the option of the Contractor at any time with thirty days advance written notice to the Company.

Contracts or Other Agreements with Former Employer or Business.

You hereby represent and warrant that You are not subject to any employment agreement or similar document, except as previously disclosed and delivered to the Company, with a former employer or any business with which the Contractor has been associated, which on its face prohibits the Contractor during a period of time which extends through the date of this letter from any of the following: (i) competing with, or in any way participating in a business which competes with The Company; (ii) soliciting personnel of such former employer or business to leave such former employer’s employment or to leave such business; or (iii) soliciting customers of such former employer or business on behalf of another business.

Please acknowledge your agreement to the Agreement’s above conditions by signing below.

Sincerely,

By:  //Mary Ellen Schloth/
Name:  Mary Ellen Schloth
Title:   CEO, Director

As agreed to by:

//Chris Neuert/
Name:  Christopher Neuert